Exhibit 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (this “Agreement”) is entered into as of July 17, 2006 by and between ENERGY WEST, INCORPORATED and ENERGY WEST PROPANE, INC., each entity being a Montana corporation (hereinafter referred to individually as a “Seller,” and collectively as the “Sellers”), and SEMSTREAM, L.P., a Delaware limited partnership (hereinafter referred to as the “Buyer”).
Background Information
     A. Seller, Energy West, Incorporated, owns and operates a regulated propane gas distribution system operated in the cities and outlying areas of Payson, Pine, and Strawberry, Arizona (the “Regulated Business”).
     B. Seller, Energy West Propane, Inc., owns and operates certain “non-regulated” propane assets which are used in conjunction with, and independent of, the Regulated Business, but which assets are not part of the Regulated Business (the “Non-Regulated Business”, and together with the Regulated Business, the “Business”).
     C. Buyer desires to purchase from Sellers all of the regulated and non-regulated assets and business operations of Sellers which are associated with the Business, and Sellers desire to sell all of those assets and business operations to Buyer.
     D. Buyer acknowledges and agrees that it is purchasing only the assets and business of Sellers which solely pertains to the Business which operates only within the State of Arizona, and which solely pertains to the Energy West Arizona Division of Energy West, Incorporated and/or Energy West Propane, Inc. No other assets or businesses owned or operated by Energy West, Incorporated are subject to this Agreement.
Statement of Agreement
     Capitalized terms used herein shall have the meaning given such terms in the body of this Agreement or given such terms in §46 hereof.
     The Parties acknowledge the accuracy of the foregoing information (“Background Information”), which is incorporated as part of this Agreement, and in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:
     §1. Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) each Seller shall sell, transfer, convey, assign and deliver or cause to be sold, transferred, conveyed, assigned and delivered to Buyer, and Buyer shall purchase and assume from Sellers, any and all of the assets and operations of Sellers associated with the Business. The assets to be sold and purchased pursuant to this Agreement include the following assets and properties (other than the Excluded Assets as hereinafter defined):
          (a) Any and all right, title and interest of Sellers in the propane pipeline system used in connection with the Business, which is more fully described on the attached Schedule l(a) which will be updated if necessary as of the Closing Date (the “Pipeline System”).
          (b) Any and all right, title and interest of Sellers in certain propane pipeline right-of-way agreements, property use agreements, line rights, real property licenses and easements used in connection with the Business, including, but not limited to, such rights of way or easements that are more fully described on the attached Schedule 1(b) which will be updated if necessary as of the Closing Date (the “Rights of Way”).
          (c) Any and all right, title and interest of Sellers in the machinery, equipment, vehicles, fittings, tools, spare parts, racks, rectifiers, cathodic protection devices, storage tanks, pumps, engines, pipes, valves, connections, gates, scraper traps and scraper trap extenders, lines, wires, computer hardware, rolling stock, motor vehicles, trailers and all other tangible personal property wherever located used in connection with the Business, including, but not limited to, such items of tangible personal property that are described on the attached Schedule l(c) which will be updated if necessary as of the Closing Date (the “Equipment”).
          (d) Any and all franchise, government licenses, permits, and approvals issued to Sellers in connection with and directly relating to the Business and the Assets, to the extent they are transferable or assignable, including, but not limited to, such permits that are more fully described on the attached Schedule 1(d) which will be updated if necessary as of the Closing Date (the “Permits”).
          (e) Any and all tariffs and certificates of public convenience granted to Sellers in connection with their operation of the Business, to the extent they are transferable or assignable, including, but not limited to, such certificates of public convenience that are more fully described on the attached Schedule 1(e) which will be updated if necessary as of the Closing Date (the “Certificates of Public Convenience and Tariffs”).
          (f) Any and all of Sellers’ right, title and interest in the parcels of real property that are located in Gila County, Arizona including, but not limited to, such interests that are more fully described on the attached Schedule l(f) which will be updated if necessary as of the Closing Date (the “Fee Property”).
          (g) Any and all of Sellers’ right, title and interest in and to any office leases or any other real property leases, leased in connection with the operation of the Business including, but not limited to, such leases that are more fully described on the attached Schedule 1(g) which will be updated if necessary as of the Closing Date (the “Leases” and together with the Rights of Way and Fee Property, the “Real Property”).

          (h) Any and all of Sellers’ right, title and interest in all structures, fixtures, facilities and appurtenances to the Real Property, including without limitation any buildings, pipelines, valves, fittings, distribution racks, storage tanks and pumping facilities, (collectively, the “Improvements”), which shall be treated as real property for all purposes of this Agreement.
          (i) Any and all of Sellers’ right, title and interest in, to and under Sellers’ contracts and agreements relating to the operation of the Business including all distribution and transmission rights, all operating rights, all metering rights and agreements, all marketing, propane purchase and sale agreements, all propane gas delivery and service agreements with customers, all propane transportation and supply contracts, licenses, franchises, or other contractual rights to the operation of the Business and all other contracts or agreements related to the Business, contracts relating to the exchange, processing, operating and storage of propane gas, and other contracts and agreements related to the physical existence, development, improvement, leasing or operation of equipment, fixtures, inventory or other property used in connection with the Business, all of which contracts and agreements shall be assigned to and assumed by Buyer, including, but not limited to, such contracts and agreements that are described on the attached Schedule 1(i) which will be updated if necessary as of the Closing (the “Assumed Contracts”).
          (j) Any and all of Sellers’ inventory of propane gas allocated exclusively to the Business, including propane gas located within the pipelines and/or in storage tanks as of the Closing Date and propane gas that has been purchased for the Business prior to but not yet delivered to the Business as of the Closing Date (the “Inventory”).
          (k) Any and all books of account, customer records, tariff filings, public utility commission orders, site maps, customer lists and other books and records relating exclusively to the Business (the “Books of Account”), provided Sellers shall be permitted to retain copies of selected Books of Account for its internal use and record keeping requirements.
          (l) All goodwill associated with the operation of the Business (the “Goodwill”).
          (m) [INTENTIONALLY OMITTED].
          (n) All customer accounts receivable aged thirty (30) days or less as of the Closing Date as set forth in Schedule 1(n) and which will be prepared as of the Closing Date (the “Purchased Accounts Receivable”).
          (o) All prepayments as of the Closing Date as set forth in Schedule 1(o) which will be updated if necessary as of the Closing Date (the “Prepaids”).
          (p) All rights in and to all trade names and trademarks used in the Business (specifically excluding the name trade name “Energy West”) as more fully set forth in Schedule 1(p) (the “Trade Names”).

          (q) Any and all computer hardware and communications equipment and internally developed and third party computer software and applications, including associated licenses, as-is user and technical documentation, and other proprietary information used in the conduct of the Business, to the extent that the same are transferable.
     All Schedules attached hereto shall be current as of the date this Agreement is executed. Sellers will provide Buyer with updated Schedules as of the Closing Date to the extent any information contained in such Schedules is no longer correct or accurately describe the matters disclosed therein. The assets belonging to each Seller shall be separately identified in each Schedule.
     The foregoing, which (except for the Excluded Assets as defined in §2) are hereafter referred to collectively as the “Assets”, comprise substantially all of the property and assets used in the conduct and operation of the Business of Seller as of the date of this Agreement. At the Closing, Seller shall convey good and marketable title to the Assets to Buyer free and clear of all Encumbrances, except for Permitted Encumbrances and except as otherwise specified in Schedule 11(f).
     §2. Excluded Assets. The following items are not intended by the parties to be a part of the sale and purchase contemplated hereunder and are excluded from the Assets (collectively, the “Excluded Assets”): (a) cash and cash equivalents; (b) causes of action relating to the ownership or operation of the Business prior to the Closing Date; (c) any accounts receivables of Sellers aged more than thirty (30) days as of the Closing Date (the “Seller Retained Accounts Receivable”), (d) tax refunds, if any, related to the Business prior to the Closing Date; (e) policies of insurance, fidelity, surety or similar bonds and the coverage afforded thereby, causes of action and third-party indemnities; (f) all the issued and outstanding stock of either Seller; (g) the intellectual property which is listed as “Excluded” in Schedule 11®, which is specifically excluded from this sale (the “Excluded Intellectual Property”); and (h) and all contracts granting Sellers rights to the Excluded Intellectual Property.
     §3. Unassumed Liabilities. Except as set forth in § 4 hereof, Buyer is not assuming under this Agreement or any other document contemplated hereby and each Seller expressly acknowledges that each Seller is retaining any and all Liabilities with respect to the Business and the Assets for all periods prior to the Closing Date and that each Seller is retaining all other Liabilities of each such Seller with respect to the other properties and operations of each such Seller and their Affiliates, whether existing prior to, on or after the Closing Date, including, without limitation, any of the following (each, an “Unassumed Liability”): (i) any Liability for federal, state or local income or other Tax payable with respect to the Business or the Assets, for any period prior to the Closing Date, or any Liability for federal, state or local income or other Tax payable with respect to the other properties or operations of either Seller or any member of any affiliated group of which either Seller is a member, for a period prior to or after the Closing Date; (ii) any Liabilities under or in direct connection with any Excluded Assets; (iii) any Liability of either Seller, including, but not limited to, Environmental Liabilities or Environmental Conditions, directly resulting from the ownership, use, condition or operation of the Assets or the Business by either Seller for any period prior to the Closing Date; or (iv) any of a Sellers’ Liabilities for money borrowed, including, but not limited to, any and all Liabilities of Sellers and their Affiliates with respect to their credit arrangements with LaSalle Bank.
     §4. Assumed Liabilities. At the Closing, Buyer will assume: (i) the Current Liabilities; (ii) the future payment and performance of the obligations accruing and arising after the Closing Date under the Assumed Contracts; (iii) the obligation of operating the Regulated Business in accordance with all Legal Requirements of the Arizona Corporation Commission, all Certificates of Public Convenience and all applicable Tariffs made in connection with the Regulated Business and in effect on the Closing Date; (iv); all obligations accruing and arising after the Closing Date from Buyer’s employment of Sellers’ employees, as described in §16, below; (v) customer service deposits as set forth in §7; and (vi) all other Liabilities set forth in this Agreement to be assumed by Buyer.
     §5. Purchase Price. The purchase price for the Assets shall be an amount equal to $15,000,000 (the “Base Value”) plus the value of the Business working capital as of the Closing Date and calculated as set forth in Schedule 5 (the “Adjusted Working Capital”, and together with the Base Value, the “Purchase Price”). The Base Value plus the Estimated Adjusted Working Capital shall be paid to Sellers by the Buyer at the Closing by bank wire transfer to bank account(s) designated in writing by Seller to Buyer two (2) Business Days prior to Closing.
     §6. Final Working Capital Calculations. (a) Three (3) Business Days prior to the Closing Date, Schedule 5 shall be updated by Sellers in accordance with and consistent with Sellers’ past practices using the most current information available, and Sellers shall deliver to Buyer such estimated amount of Adjusted Working Capital (the “Estimated Adjusted Working Capital”). During the forty-five (45) day period following the Closing Date, Sellers’ accountant shall prepare the working capital calculations and shall deliver to Buyer a final post closing calculation adjusted for any changes to the Estimated Adjusted Working Capital to reflect the actual amount of the Adjusted Working Capital as of the Closing Date (“Post Closing Working Capital Calculations”). For purposes of the Post Working Capital Calculation, the Purchased Accounts Receivable shall be adjusted to reflect any previous unbilled charges as of the Closing Date, provided that the Inventory calculation at Closing does not include any Inventory attributable to the unbilled charges. If within thirty (30) days following delivery of the Post Closing Working Capital Calculations, Buyer has not given Sellers written notice of its objection to the Post Closing Working Capital Calculations then the Post Closing Working Capital Calculations calculated by Sellers’ accountant shall be binding and conclusive on the parties. Sellers shall make all work papers and back-up materials used in preparing the Post Closing Working Capital Calculations, as well as the books, records, and financial staff of Seller available to Buyer and its accountant. During the preparation of the Post Closing Working Capital Calculations, Buyer shall also provide Sellers and its accountants with any and all required financial information and its books and records as may be necessary to help Sellers prepare the Post Closing Working Capital Calculations. If the approved Post Closing Working Capital Calculation is greater than the Estimated Adjusted Working Capital presented to Buyer, Buyer shall promptly pay the excess amount due to Sellers. If the approved Post Closing Working Capital Calculation is less than the Estimated Adjusted Working Capital presented to Buyer, Sellers shall promptly pay the excess amount previously received from the Buyer back to the Buyer. In determining the deferred purchased propane gas costs for purposes of both the Adjusted Working Capital and the Post Closing Working Capital Calculations, Buyer shall be entitled to deduct from each such calculation its estimated out-of-pocket carrying costs as set forth in Schedule 6.
          (b) If Buyer duly gives Sellers a notice of objection within the required thirty (30) day period and the Parties cannot resolve the dispute within thirty (30) days of such notice, then the Buyer and Sellers shall agree upon a mutually acceptable outside accounting firm to calculate the Post Closing Working Capital Calculations, and said calculation shall then be binding upon both the Buyer and Sellers and any required payment and/or refund shall be paid by the Party required to make any such payment. The cost of the independent audit if one is required shall be divided equally between Sellers and Buyer.
          (c) With respect to the Purchased Accounts Receivable, to extent such accounts are not collected upon with six (6) months of the Closing Date, Seller shall reimburse Buyer the total amount of such uncollected Purchased Accounts Receivable.
     §7. Customer Deposits. Except as set forth on Schedule 7, Sellers do not hold any service deposits from customers in connection with the Business (“Customer Service Deposits”). Schedule 7 contains an accurate and complete list of all Customer Service Deposits held by Sellers on June 21, 2006. At the Closing, Sellers shall deliver to Buyer an updated version of Schedule 7 showing Customer Service Deposits held by Sellers on the date of Closing. The amount of the Customer Service Deposits on Closing shall be credited against the Purchase Price.
     §8. Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price shall be allocated to the Assets in the manner set forth on the attached Schedule 8. This allocation shall be binding on the parties, shall be used for all purposes on their respective federal, state and local income tax returns, and shall be supported by them in any audits or other disputes or litigation involving any such returns, provided, however Buyer shall be free to use a different allocation if any third party independent valuator retained by Buyer gives the Assets a materially different allocation than that set forth in Schedule 8. Buyer and Sellers shall timely prepare and file all required tax reports and returns with respect to the allocation of the Purchase Price under this Section, such as Internal Revenue Service Form 8594 or any equivalent statement, and will furnish the other party or parties with a copy of any such form or statement no later than ten (10) days prior to the required filing date.
     §9. Closing. Subject to the satisfaction or waiver by the appropriate Party of all of the conditions precedent to Closing specified in §14 and §15 hereof, and provided that this Agreement has not been earlier terminated under §19, the consummation of the sale and purchase of the Assets and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place as follows:
          (a) Place. The Closing shall take place at the law offices of Gallagher & Kennedy, located at 2575 East Camel Back Road, Phoenix, Arizona, 85016-9225.

          (b) Date and Time. Unless extended to a later date by mutual agreement of the Parties, the Closing shall take place at 10:00 a.m. local time on the first day of the month immediately following the month in which the Buyer receives the following from the ACC: (i) a Certificate of Public Convenience and Tariffs; and (ii) the ACC’s consent to the transactions contemplated hereby (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. on the Closing Date, or at such other time as the Parties hereto may mutually designate in writing.
     §10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers as follows:
          (a) Organization and Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full partnership power, right and authority to own its properties and assets and to carry on its business as it is now being conducted, to purchase the Assets and to enter into and carry out the transactions contemplated by this Agreement. Buyer has all governmental authorizations to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition or business of Buyer and its subsidiaries taken as a whole. Buyer has furnished to Seller a true, correct and complete copy of the certificate of limited partnership of Buyer and Buyer’s agreement of limited partnership, together with all amendments thereto (collectively, the “Buyer Organizational Documents”). The Buyer Organizational Documents are in full force and effect as of the date hereof and, together with all other documents and agreements referenced therein, constitute all of the organizational and governing documents for Buyer. There are no proceedings or actions pending or contemplated to dissolve Buyer.
          (b) Authorization. This Agreement has been duly authorized, executed and delivered by Buyer, and no further partnership proceedings on the part of Buyer are or will then be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.
          (c) No Conflicts. Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Encumbrance upon any of the properties or assets of Buyer or the General Partner of the Buyer under any of the terms, conditions or provisions of (x) the certificate of limited partnership of Buyer, or (y) except where such event would not result in a material adverse change in the financial condition or business of Buyer, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or the General Partner of the Buyer is a party or by which Buyer or the General Partner of the Buyer may be bound, or to which Buyer or the General Partner of the Buyer or the properties or assets of Buyer or the General Partner of the Buyer may be subject, or (ii) except where such event would not result in a material adverse change in the financial condition or business of Buyer, any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or the General Partner of the Buyer or to the properties or assets of Buyer or the General Partner of the Buyer.
          (d) Regulatory Filings. Except for a filing with the Arizona Corporation Commission (“ACC”) to be made by Buyer and Sellers and for the consent of the Town of Payson, Arizona to transfer the Payson Franchise Agreement, Buyer does not need to provide any material notice to, or obtain the authorization of exemption by, or consent or approval of, any Governmental Entity for the consummation by Buyer of the transactions contemplated by this Agreement.
          (e) Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending against, or to the Knowledge of Buyer threatened against or affecting, Buyer or the General Partner of Buyer or any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.
          (f) Financing. Buyer currently has and at the Closing will have adequate capital and available funds to fulfill its obligations hereunder on the Closing Date.
          (g) Best Efforts. Buyer shall use its best efforts to complete the transactions contemplated in this Agreement on a timely basis.
          (h) ACC Regulations. Buyer acknowledges that the Assets being acquired are primarily associated with a regulated business under the ACC and as such are subject to the Legal Requirements of the ACC. Buyer acknowledges that neither Seller has made any representations whatsoever as to what effect, if any, its prior business practices, its asset valuations, and/or the terms and conditions of this Agreement will have on any rate application Buyer may make with the ACC following the Closing Date.
          (i) Retained Accounts Receivable. From and after the Closing Date, Buyer agrees on a monthly basis to mail customer statements for all of Sellers’ Retained Accounts Receivable. All amounts received and collected by the Buyer from any of Sellers’ Retained Accounts Receivable shall be first applied to the balances due and owing Buyer in said customer’s account balances, and the balance received, if any, shall then be applied to the Sellers’ Retained Accounts Receivable. Remittance of all funds collected by Buyer on Sellers’ Retained Accounts Receivable less an administrative charge equal to five percent (5%) of all funds actually collected shall be remitted to the Sellers by check once a month on the last day of each billing month. Buyer shall not be required to continue this collection process on any delinquent Sellers Retained Accounts Receivable that remain unpaid nine (9) months from and after the Closing Date.

          (j) Broker. Neither Buyer nor any of its Affiliates has incurred any Liability for brokers’ or finders’ fees in respect of the matters provided for in this Agreement that will be the responsibility of either Seller.
     §11. Representations and Warranties of Seller. Subject to §44 hereof, each Seller, jointly and severally, represents and warrants to Buyer as follows:
          (a) Organization and Authority. Each Seller is a corporation organized, validly existing and in good standing under the laws of the State of Montana and has full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement. Each Seller has all necessary governmental authorizations to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition or business of each such Seller. Each Seller has furnished to Buyer a true, correct and complete copy of its Articles of Incorporation and By-laws (collectively, the “Seller Organizational Documents”). The Seller Organizational Documents are in full force and effect as of the date hereof and, together with all other documents and agreements referenced therein, constitute all of the current organizational and governing documents for Sellers. There are no proceedings or actions pending or contemplated to dissolve either Seller.
          (b) Authorization. This Agreement has been duly authorized, executed and delivered by each Seller and no further corporate proceedings on the part of either Seller are or will then be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of each Seller, enforceable in accordance with its terms. At the Closing all documents required hereunder to be executed and delivered by each Seller will have been duly authorized, executed and delivered by such Seller and will constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms.
          (c) No Conflicts. Except for the Required Consents and the Non-Required Consents, neither the execution, delivery and performance of this Agreement by either Seller, nor the consummation of the transactions contemplated hereby, will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any Encumbrance upon any of the Assets (i) under any of the terms, conditions or provisions of (x) the articles of incorporation or code of regulations of either Seller, or (y) (i) except as set forth on Schedule 11(c), any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which either Seller or their parent corporation, is a party or by which either Seller or their parent corporation, may be bound, or to which either Seller or their parent corporation, or the properties or assets of either Seller or their parent corporation, may be subject, (ii) except as set forth on Schedule 11(c), of any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to either Seller or their parent corporation or the Assets; or (iii) except as set forth on Schedule 11(c), require either Seller to obtain or make any material waiver, consent, action, approval, clearance or authorization of, or registration, declaration or filing with, any Governmental Entity.
          (d) Absence of Certain Changes and Operations of the Business. As of the Closing Date and since May 31, 2006, (i) there has not been any Material Adverse Change in the makeup, condition or composition of the Business or the Assets, whether taken as a whole or as to any material part thereof; (ii) there has not been any damage, destruction or loss, whether covered by insurance or not, to the Assets that has resulted in, or is reasonably likely to result in, a Material Adverse Change with regard to the ownership or operation of the Business or the Assets; (iii) there has not been any waiver by either Seller of any rights that, singularly or in the aggregate, has or had resulted in, or is reasonably likely to result in, a Material Adverse Change with regard to the ownership or operation of the Business or the Assets; and (iv) except to the extent the failure to do so has not resulted in, and is not reasonably likely to result in, a Material Adverse Change with regard to the ownership or operation of the Assets, each Seller has operated the Assets in the ordinary course of business consistent with past practices.
          (e) Regulatory Filings. Except as disclosed on the attached Schedule 11(e), neither Seller needs to provide any notice to, or obtain the authorization of exemption by, or consent or approval of, any Governmental Entity for the consummation by Sellers of the transactions contemplated by this Agreement.
          (f) Title to Assets. Each Seller now owns or will own on the Closing Date good and indefeasible title to the Assets free and clear of all Encumbrances except the Permitted Encumbrances and except as specified in the attached Schedule 11(f). Except for the Excluded Intellectual Property, there are no Assets used in the operation of the Business that are owned by any Person other than Sellers that, as of the Closing Date, will not be licensed or leased to Buyer under valid, current license arrangements or leases. Except for the Excluded Assets and the Excluded Intellectual Property, the Assets are all of the assets used in operating the Business as presently operated by Sellers.
          (g) Conditions of Assets. The Assets are in good condition and working order, reasonable wear and tear excepted.
          (h) Litigation. Except as provided in Schedule 11(h), as of the date of this Agreement, there is no action, suit or proceeding pending against, or to the Knowledge of either Seller threatened against or affecting either Seller or the Business before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, or which could have a Material Adverse Change with respect to the Business or the Assets. Neither Seller has received notice of any demand, suit, action, investigation or proceeding (whether civil, criminal, administrative or otherwise) from any Person regarding compliance with Legal Requirements in connection with the ownership and operation of the Business and the Assets.
          (i) Real Property. Schedule 1(f) attached hereto sets forth a list of all Real Property owned by Sellers and used in the Business. The Real Property listed on Schedule 1(f)

and 1(g), includes all of each Seller’s interests in all Real Property used in the operation of the Business. Subject to Permitted Encumbrances and except as otherwise set forth is Schedule 11(f), each Seller warrants good and marketable title to the Fee Property and Easements. To each Seller’s Knowledge, all Improvements to the Real Property are located within the boundary lines of the Real Property that constitutes part of the Assets and to the Knowledge of each Seller, no structure, fixture, facility or improvement on any parcel adjacent to the Real Property encroaches onto any portion of the Real Property. To each Seller’s Knowledge, it has good and valid rights of physical and legal ingress and egress to and from its Real Property from and to the public systems for all usual street, road and utility purposes, and to each Seller’s Knowledge no conditions exist that would reasonably be expected to result in the termination of such ingress and egress. Neither Seller has received notice or otherwise been formally advised that any Real Property, or any present use or operation of the Real Property does not comply with all applicable Legal Requirements and all valid covenants, conditions, restrictions, easements and similar matters affecting the Real Property. Each Seller has obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and other Permits) required in connection with the construction, repairs, maintenance, ownership, use and occupation of the Real Property except where the failure to do so would not have a Material Adverse Change on the Business or the Assets. To each Seller’s Knowledge, there are no pending or threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property that would reasonably be expected to affect adversely the current use or occupancy thereof, nor has either Seller received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property. Except for Real Property Taxes with respect to the tax period in which the Closing Date occurs which shall be subject to the provisions of §25, all Real Property Taxes (and applicable penalties and interest, if any) that are due and payable with respect to each Seller’s interest in the Real Property have been paid or will be paid at or prior to the Closing Date. Except as set forth in Schedule 11(i), all contracts pursuant to which either Seller has obtained the right to use any Real Property are valid and effective in accordance with its respective terms, and to each Seller’s Knowledge, there is no material default under any of such contracts. Neither Seller has granted a third party possession of any Real Property or any portion thereof and neither Seller is a party to any lease, sublease, license, concession or other contract granting to any third party the right to use or occupy any portion of the Real Property. There are no outstanding options, rights of first offer, rights of first refusal, or other similar contracts or rights to purchase the Real Property or any portion thereof or interest therein granted by either Seller. Neither Seller has received written notice of a default under any Right of Way to which it is a party, and to each Seller’s Knowledge there is no pending modification or cancellation of same. No work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property in the four (4) months prior to the Closing Date that could give rise to a materialmen’s, mechanic’s, repairmen’s, contractor’s, tax or other similar lien, or if such work, repairs, installation, construction or other services have been performed on any of the Real Property or materials supplied to the Real Property, all providers of such work or materials have been paid in full.

          (j) Contracts. Except for the Assumed Contracts listed in Schedule l(i) and except for agreements relating to the Excluded Intellectual Property, neither Seller is a party to or otherwise subject to any leases, contracts, agreements (oral or written), or documents which are material to the operation of the Business. Except as otherwise disclosed on Schedule 11(j): (i) the Assumed Contracts are in full force and effect in all material respects, (ii) as of the date of this Agreement, neither Seller has received a notice of default or termination with respect to such Assumed Contracts, and (iii) there has not occurred any event which would constitute a material breach by either Seller of, or default by either Seller in, the performance of any covenant, agreement or condition contained in any of the Assumed Contracts. Sellers have furnished or made available to Buyer complete and correct copies of all written Assumed Contracts or an accurate sample of such contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Assumed Contracts
          (k) Tax Returns; Audits. Except as otherwise disclosed on Schedule 11(k): (i) to the extent applicable, each Seller has filed with all appropriate Governmental Entities all Tax Returns which it is required to file pertaining to the Assets and to each Seller’s Knowledge is in compliance with all Legal Requirements relating to Taxes, including, all required federal, state and local income, sales, use, property and franchise Tax Returns, and (ii) the amounts shown as owing on the Tax Returns are true and correct amounts and each Seller has paid all taxes shown as due on such returns and all other taxes due and owing in the operation of the Business, and, to each Seller’s Knowledge, neither Seller is delinquent in the payment of any Taxes claimed to be due and owing by any federal, state or local taxing authority pertaining to Sellers’ Business. Neither Seller has given any waiver or extension of any statute of limitations governing the time for assessment or collection of any federal, state or local tax which has not expired prior to the date hereof on the Assets to be transferred pursuant to this Agreement. No Encumbrances (other than Permitted Encumbrances), proceedings, lawsuits, investigations known to either Seller, inquiries known to either Seller or other actions to either Seller’s Knowledge which are pending, to be threatened or open seek the assessment or collection of additional Taxes of any kind from either Seller specifically relating to any portion of the Assets, and to each Seller’s Knowledge, no other examination by the Internal Revenue Service or any other taxing authority affecting the Business or any portion of the Assets is now pending. Taxes which each Seller was required by Legal Requirements to withhold or collect in respect to the Assets or the Business have been withheld or collected and have been paid over to the proper Governmental Entities or are properly held by each Seller for such payment when due and payable.
          (l) Employees and Benefits. Schedule 11(l) sets forth a complete list of names, positions, and current annual salaries or wage rates and bonus and other compensation arrangements as of the date of this Agreement of all full-time and part-time employees of each Seller who work for the Business. The list indicates whether each such employee is a part-time or full-time employee. There is no pending or, to each Seller’s Knowledge, threatened employee strike, work stoppage or labor dispute. No collective bargaining agreement exists or is currently being negotiated by either Seller with respect to the Business, no demand has been made to either Seller for recognition by a labor organization by or with respect to any employees employed with respect to the Business, and no union organizing activities, to each Seller’s Knowledge, are taking place with respect to the Business. To each Seller’s Knowledge there are no unfair practice claims against either Seller with respect to the Business before the Arizona State Employees Relation Board or National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or, to each Seller’s Knowledge, threatened against or involving the Business. To each Seller’s Knowledge, it is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.
          (m) Regulatory Matters. Each Seller has all permits, licenses, certificates of authority, orders and approvals of, and has made all material filings and applications with, all Governmental Entities, including, without limitation, the ACC, required in order to permit each Seller to carry on the Regulated Business as presently conducted. Except as otherwise disclosed on Schedule 11(m), to each Seller’s Knowledge, it has not been a party to any investigation or proceeding instituted by any such state public utilities commission and to each Seller’s Knowledge, neither Seller is in violation of, and has not infringed, any statute, regulation, ordinance, license or been subject to any judgment, ruling, injunction or order of any Governmental Entity which violation would result in a Material Adverse Change in the ability of either Seller to consummate the transactions contemplated hereby, or would result in a Material Adverse Change upon the Assets or Business of Sellers. Each Seller is the lawful licensee or permittee under all Permits and Certificates of Public Convenience and Tariffs, each such Permit and Certificates of Public Convenience and Tariffs is in full force and effect and each Seller is in compliance with all material obligations with respect thereto and none of the Permits and Certificates of Public Convenience and Tariffs have been assigned, transferred, revoked or permitted to lapse. All fees and other payments due and owing in connection with the Permits and Certificates of Public Convenience and Tariffs have been or will be prior to the Closing Date paid in full, and there are no unpaid fees or other payments that would reasonably be expected to cause the lapse or revocation of any of the Permits or Certificates of Public Convenience and Tariffs.
          (n) Compliance with Law. To each Seller’s Knowledge, it is in compliance in all material respects with all Legal Requirements applicable to the ownership, use or operation of the Business and the Assets. Except as otherwise disclosed on Schedule 11(n), neither Seller has received any complaint or notice from any Governmental Entity alleging that it has violated any law, ordinance, regulation or order and to Seller’s Knowledge, no such complaint or notice is threatened.
          (o) [INTENTIONALLY OMITTED].
          (p) Financial Statements. All financial statements provided by Sellers for Buyer’s review fairly present the true financial condition of Sellers in all material respects, provided that interim unaudited financial statements do not reflect normal year-end type adjustments and are not necessarily indicative of results for a full fiscal year. Such financial statements were prepared in accordance with generally accepted accounting principles consistently applied. Buyer acknowledges and agrees that any projections for future performance of the Business provided by Sellers were Sellers’ good faith estimates of the future operations of the Business, but are not to be relied upon by Buyer in connection with the closing of this transaction, and Seller makes no representations or warranties of any kind as to whether the actual results of future operations of the Business will be consistent with said projections.
          (q) Environmental Matters. Except as provided in Schedule 11(q), to each Seller’s Knowledge, for a period of five (5) years from before the Closing Date, each Seller has been in material compliance with any and all applicable environmental and safety requirements, including federal, state, local laws, statutes, regulations, ordinances, orders, approvals, determinations, authorizations, common law and codes, which address public health and safety, worker health and safety, pollution or protection of the environment (“Environmental Requirement”). During the last five (5) years, to each Seller’s Knowledge, Sellers have not been a party to any investigation, proceeding, enforcement action, corrective action, remediation, clean-up, lawsuit, negotiation or settlement related to any Environmental Requirement. To each Seller’s Knowledge, there is no existing matter which would likely result in any environmental claim that would have a Material Adverse Change on the Business. During the last five (5) years, neither Seller has paid any fines, penalties or assessments with respect to any environmental matters relating to the Business. To each Seller’s Knowledge, all Environmental Permits required to be obtained or filed in connection with the operation or use of the Assets have been obtained or filed, are valid and effective or applications for same have been filed, except where such failure has not had or reasonably could be expected to have a Material Adverse Change. Each Seller has delivered to Buyer all audits, assessments, spill reports, risks assessments and other material reports and studies relating to Environmental Conditions associated with the Assets that are in the possession of Sellers or their Affiliates. Neither Seller has received notice of any demand, suit, action, investigation or proceeding (whether civil, criminal or administrative) from any Governmental Entity regarding a violation of Environmental Legal Requirements in connection with the ownership or operation of the Business or the Assets. The execution and delivery by each Seller of this Agreement or any other documents required hereunder to be executed and delivered by such Seller at the Closing, or otherwise, and the consummation by each Seller of the transactions contemplated hereby or thereby will not conflict with or result in a default under any Environmental Legal Requirement.
          (r) Intellectual Property. Except as disclosed in Schedule 11(r), neither Seller uses or requires the use of any trademark, trade name, patent, trade secret, copyright or other intellectual property in connection with the property operation of the Business and the Assets.
          (s) Best Efforts. Each Seller shall use its best efforts to complete the transactions contemplated in this Agreement on a timely basis.
          (t) Transportation Agreements. Schedule 11(t) lists all of each Seller’s transportation, storage, distribution, sales, and other material contracts related to the Business to which either Seller is a party.
          (u) Letters of Credit. Schedule 11(u) lists all of each Seller’s letters of credit posted as security for the performance of the obligations of the Business (the “Letters of Credit”).

          (v) Guaranties. Schedule 11(v) lists all of the guaranties given by either Seller in connection with the Business (the “Guaranties”).
          (w) Cash Collateral. Schedule 11(w) lists all cash collateral, cash equivalents and surety bonds posted by either Seller, its Affiliates or third parties in connection with the Business (the “Cash Collateral”) specifying the amounts, term and the counterparties.
          (x) Unassumed Liabilities. Each Seller shall be responsible for all of the Unassumed Liabilities set forth in §3.
          (y) Personal Property Taxes. Each Seller shall be responsible for all Taxes which are attributable to the operation and ownership of the Assets and the Business for periods prior to the Closing Date. Buyer acknowledges and agrees that it shall be responsible for Taxes attributable to the operation and ownership of the Assets and the Business for periods on or after the Closing Date.
          (z) Regulatory Status. Each Seller is exempt from, or is otherwise not subject to regulation as an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended, and the rules and regulations thereunder.
          (aa) Brokers. Neither Seller, nor any of their Affiliates, has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finders’ fee” arising out of the transactions contemplated by this Agreement for which Buyer might have any Liability or obligation.
          (bb) Disclaimer. Except for the representations and warranties set forth in this §11 above, the Business and the Assets are being transferred “AS IS, WHERE IS”, and each Seller expressly disclaims any and all representations or warranties of any kind or nature not specifically contained in this §11 above, whether express or implied, as to liabilities, operations of the Assets, condition, value or quality of the Assets, or the prospects (financial or otherwise), risks and other incidents of the Assets, and except for the representations and warranties set forth in this §11 , each Seller specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent.
          (cc) Non-Required Consent. Failure to obtain the Non-Required Consents prior to the Closing Date shall not result in a Material Adverse Change in the Business or the Assets.
     §12. Sellers’ Pre-Closing Covenants. Prior to the Closing, each Seller shall comply with the following covenants:

          (a) Conduct of Business. At all times after the date of this Agreement and until the Closing, each Seller shall use its best efforts to cause the value of the Assets and Business to be preserved. During this period, neither Seller shall without Buyer’s written consent: (i) purchase, sell, convey, lease, acquire, or transfer any of the Assets, except for the Inventory and supplies, or other assets purchased or sold in the usual and ordinary course of business in accordance with past practices, or (ii) enter into any material agreement or transaction with respect to the Business that is not in the usual and ordinary course of business in accordance with past operating practices of Sellers. Each Seller shall, in all material respects and in a timely manner, make all payments due under and otherwise perform all its other obligations under all material Rights of Way, Leases, Assumed Contracts and Permits prior to the Closing Date in accordance with its respective terms and not cancel, amend, modify, abandon, extend or renew any of the same, or permit any of the same to lapse, other than in the ordinary course of business. Notwithstanding the preceding, should a Seller cancel, amend, modify, abandon, extend or renew any Assumed Contract, or permit any of the same to lapse, Sellers shall provide Buyer written notification of such event within three (3) Business Days from the occurrence thereof or prior to the Closing Date, whichever occurs first. Except in the usual and ordinary course of business and consistent with past practices, neither Seller shall take any action (including the entry into any contract, agreement or instrument) the taking of which, or omit to take any action the omission of which, would reasonably be expected to (i) cause an Encumbrance to arise with respect to any of the Assets (other than Permitted Encumbrances), (ii) bind Buyer or the Assets in a manner that would reasonably be expected to require capital expenditures in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00), or (iii) be outside of the normal scope of maintaining and operating the Assets.
          (b) Governmental Approvals. Between the date of this Agreement and the Closing Date, each Seller (i) will use its reasonable best efforts to obtain as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of them to consummate the transactions contemplated hereby, (ii) will provide such other information and communications to Governmental Entities as such authorities may reasonably request; (iii) will assist and cooperate with the Buyer, its representatives and counsel in obtaining, as soon as practicable, all other approvals, authorizations and clearances of Governmental Entities which Buyer deems necessary or appropriate to consummate the transactions contemplated hereby and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated hereby, and (iv) will submit to the ACC within 10 days of the execution of this Agreement such documents as may be reasonably necessary to comply with all Legal Requirements of the ACC in order to obtain the approvals thereof and to consummate the transactions described herein.
          (c) Consents. Sellers shall obtain all Required Consents prior to Closing. Seller shall use its best reasonable efforts to obtain all Non-Required Consents promptly, but the Parties acknowledge that the Non-Required Consents may not be obtained prior to the Closing. Each Seller shall use its best efforts to obtain all Non-Required Consents that were not obtained prior to Closing. Except for the fees associated with the transfer of the AUS License which shall be the responsibility of Buyer, Seller shall be obligated to pay any fees charged in connection with obtaining any such Required Consents and Non-Required Consents.
          (d) Access to Business; Transition Services. From and after the date hereof, upon reasonable advance notice and during reasonable business hours, Buyer, at its own risk and expense, shall be given full and complete access to the facilities, properties, books and records of Sellers pertaining to the Assets; provided, however, that such access may not unreasonably interfere with the ongoing operations of Sellers. Sellers shall furnish to Buyer, at Buyer’s expense, copies of such books and records pertaining to the Assets as Buyer shall reasonably request. Prior to Closing, Buyer, at its own risk and expense, shall have the right to inspect the Real Property and other Assets, and Buyer shall notify Sellers in writing if Buyer finds any condition as a result of its inspection which would constitute a breach of a representation or warranty by a Seller under this Agreement. Within thirty (30) days of the date hereof, Buyer and Sellers shall reasonably cooperate with the other Party to identify such transition services that Buyer may require to transition the operations of the Business to that of Buyer upon Close. From the date hereof and for a period of ninety (90) days following Closing, Sellers shall make their personnel, including IP and accounting, available to Buyer during normal business hours to assist Buyer in transitioning such services identified in the aforementioned time period and Sellers shall provide Buyer such transition services. Such costs and expenses associated with such transitional services shall be borne by Buyer, except for Sellers’ normal and customary general overhead expenses. Buyer shall also be responsible for the costs incurred in obtaining the AUS license.
          (e) Insurance. Each Seller shall carry and continue in force through the Closing, all fire and extended coverage insurance, and theft, liability, and other insurance reasonably required in order to protect the Assets and the Business. In the event the Assets, or any part thereof, shall be condemned by a Governmental Entity and/or taken though condemnation proceedings, or if the Assets, or a part thereof, are so damaged by fire, explosion, or other unavoidable casualty and either Seller receives insurance proceeds on account of such event, such Seller agrees to use such proceeds to purchase replacement assets for the Assets that were condemned or damaged.
          (f) [INTENTIONALLY OMITTED].
          (g) Permits. Each Seller shall maintain in full force and effect all licenses, permits, certificates of public convenience and other authorizations required for the proper operation of the Business and ownership of the Assets. Seller shall cooperate in a commercially reasonable manner with Buyer in connection with Buyer’s efforts to obtain such Permits that are not assignable to Buyer by its respective terms.
          (h) Condition of Assets. Each Seller shall maintain the Assets in a good state of repair through the date of Closing, ordinary wear and tear excepted.
          (i) No Violations. Each Seller will not take, agree to take, or knowingly permit to be taken any action, or do or knowingly permit to be done anything, in the conduct of the Business or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the warranties or representations of Sellers contained herein to be or become untrue in any material respect.
          (j) Cooperation. Each Seller will fully cooperate with Buyer in the preparation and filing of all notices and applications required to be filed with any Governmental Entity as a condition to the purchase by Buyer of the Assets, and the operation by Buyer of the Business. To the extent required, each Seller will appear as a joint applicant with Buyer on any of the foregoing.
          (k) Non-Solicitation. Prior to the Closing Date, neither Seller nor any of their Affiliates will (and each Seller will cause each of its employees, officers and agents not to) (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Business or any portion of the Assets (other than in the ordinary course of business), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Each Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing within two (2) Business Days after receipt of any such offer or proposal.
     §13. Pre-Closing Covenants of Buyer. Buyer hereby covenants and agrees with Sellers that:
          (a) Best Efforts. Buyer shall use its best reasonable efforts in assisting Sellers in obtaining the Required Consents and the Non-Required Consents. Buyer will use its best reasonable efforts to ensure that the conditions set forth in § 14(j) are satisfied.
          (b) Governmental Approvals. Between the date of this Agreement and the Closing Date, Buyer (i) will use its reasonable best efforts to obtain as promptly as practicable, all approvals, authorizations and clearances of Governmental Entities required of them to consummate the transactions contemplated hereby, (ii) will provide such other information and communications to Governmental Entities as such authorities may reasonably request; (iii) will assist and cooperate with the Sellers and their representatives and counsel in obtaining, as soon as practicable, all other approvals, authorizations and clearances of Governmental Entities which Sellers reasonably deems necessary or appropriate to consummate the transactions contemplated hereby and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated hereby; and (iv) will submit to the ACC within 10 days of the execution of this Agreement such documents as may be reasonably necessary to comply with all Legal Requirements of the ACC in order to obtain the approvals thereof and to consummate the transactions described herein. All filing fees and other costs associated with the foregoing shall be borne by Buyer.
          (c) Substitution of Credit Support. Sellers and Buyer hereby acknowledge that nothing contained herein shall be deemed to cause Buyer or any of its Affiliates to be substituted for either Seller or any of their respective Affiliates with respect to any of the

Guaranties, Letters of Credit or Cash Collateral. Should Sellers desire to have Buyer or any of its Affiliates substitute or replace any of the Guaranties, the Letters of Credit or Cash Collateral, Sellers shall disclose in writing such instruments to Buyer prior to the Closing Date. Such Guaranties, Letters of Credit or Cash Collateral shall not have Buyer or its Affiliates substituted thereunder unless and until specifically agreed to in writing by Buyer or its Affiliates.
     §14. Conditions to Obligations of Buyer. The obligations of Buyer to be performed under this Agreement at the Closing shall be subject to the satisfaction of the following conditions (unless waived in writing by Buyer):
          (a) Representations and Warranties. Each Seller’s representations and warranties as set forth in §11 of this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date.
          (b) Officer’s Certificates. Each Seller shall have delivered to Buyer a certificate of a corporate officer or other authorized person, dated as of the Closing Date, certifying on behalf of such Seller that the conditions set forth in §s 14(a) and (d) have been fulfilled.
          (c) Consents. All Required Consents shall have been obtained by Sellers.
          (d) Performance of Agreement. All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by Sellers on or prior to the Closing, shall have been fully performed and complied with in all material respects, including, without limitation, each Seller’s obligation to deliver the executed instruments and documents in accordance with §17(b).
          (e) No Material Adverse Change. There shall have been no Material Adverse Change in the Business or in the Assets. For purposes of this Agreement, the term “Material Adverse Change” shall be defined as a material adverse effect on the business, results of operations, assets or financial condition of the Business or the Assets, taken as a whole (after taking into account insurance recoveries available to Sellers and applied pursuant to §12(e) hereof), but shall exclude any change, effect or circumstance resulting or arising from: (i) any change in economic conditions, generally or in any of the industries or markets in which the Business operates; (ii) to the extent not causing direct physical damage or destruction to the Business or the Assets, national or international political or social conditions; (iii) changes in Legal Requirements, accounting requirement or principles, or other binding directives issued by any Governmental Entity; (iv) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (v) any omission to act or action taken with the consent of Buyer (including those omissions to act or actions taken which are permitted by this Agreement); or (vi) or changes in cash flow, net income and/or gross margin resulting from seasonal fluctuations similar to those which have historically occurred in the Business.

          (f) No Adverse Proceeding. There is no pending or threatened claim, action, litigation or proceeding against Buyer, Sellers, the Business or the Assets for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal, or which could have a Material Adverse Change in the Business or the Assets being acquired by the Buyer.
          (g) Recent Events. No event shall have occurred since May 31, 2006 that has had or would reasonably be expected to have resulted in a Material Adverse Change with regard to the Business or Assets taken as a whole.
          (h) Regulatory Approval. The ACC shall have approved of the transfer of the Regulated Business to Buyer and shall have issued Buyer a Certificate of Public Convenience.
          (i) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by each Seller pursuant to § 17(a) shall have been delivered, including but not limited to the Required Consents.
          (j) Title Insurance. Buyer shall have obtained title insurance and title policies for the Real Property to be purchased hereunder.
          (k) Release of Liens. Seller shall have arranged for releases of record of any and all Encumbrances on any of the Assets, other than Permitted Encumbrances.
          (l) Legal Requirements. There shall not be in effect any Legal Requirement that makes it illegal for Buyer to perform its obligations hereunder at Closing or any judgment, order, writ or decree that enjoins Buyer from performing such obligations.
     §15. Conditions to Obligations of Sellers. The obligations of each Seller to be performed at the Closing under this Agreement shall be subject to the satisfaction of the following conditions (unless waived in writing by Sellers):
          (a) Representations and Warranties. Buyer’s representations and warranties as set forth in §10 of this Agreement shall be true and correct in all respects at and as of the Closing as if such representations and warranties were made as of the Closing.
          (b) Officer’s Certificates. Buyer shall have delivered to Sellers a certificate of its general partner or proper officer, dated the Closing Date, certifying on behalf of Buyer that the conditions set forth in §15(a) and §15(c) have been fulfilled.
          (c) Performance of Agreement. All covenants, conditions and other obligations under this Agreement that are to be performed or complied with by Buyer on or prior to the Closing shall have been fully performed and complied with in all material respects, including, without limitation, Buyer’s obligation to deliver the executed instruments and documents in accordance with §17(b).

          (d) No Adverse Proceeding. There is no pending or threatened claim, action, litigation or proceeding against Buyer, Sellers, the Business or the Assets for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.
          (e) Regulatory Approvals. The ACC shall have approved of the transfer of the Assets to Buyer and shall have issued Buyer a Certificate of Public Convenience.
     §16. Employees Matters.
          (a) Changes to Business Employees. Sellers will promptly disclose in writing to Buyer any information contained in Schedule 11(l) hereto which, because of an event occurring after the date of this Agreement, is incomplete or is no longer correct as of all times from the date of this Agreement until the Closing Date.
          (b) Offers of Employment. On or prior to Closing, Buyer or one of its Affiliates may, in its sole and absolute discretion, convey offers of employment to the Business Personnel or other employees of Sellers providing services with respect to the Business whom Buyer or its Affiliates desire to employ as of Closing (each an “Offeree,” collectively, the “Offerees”). Buyer or its Affiliates may offer employment to each Offeree, which shall be on terms and conditions determined in Buyer’s or its respective Affiliates, sole and absolute discretion. Sellers shall not make any competing offer of continued employment to any Offeree and shall not otherwise interfere with Buyer’s and its Affiliate’s efforts to employ any Offeree or discourage any Offeree from accepting Buyer’s offer of employment prior to a decision by an Offeree to either accept or reject Buyer’s or its respective Affiliate’s offer of employment. Each Offeree who accepts Buyer’s or its Affiliates’ offer of employment and commences and/or maintains employment with Buyer or its Affiliates shall hereinafter be referred to as a “Transferred Worker,” and the date on which each such Transferred Worker commences employment with Buyer or its Affiliates shall hereinafter be referred to as the “Transfer Date” with respect to such Transferred Worker, which date shall coincide with the Closing Date. For the avoidance of doubt, any person which Buyer or its Affiliates contract with as a consultant shall not be considered a Transferred Worker. Until the second anniversary of the Closing Date, neither Seller nor any of their Affiliates shall solicit employment from any Transferred Worker, and neither Seller nor any of their Affiliates shall hire any Transferred Worker. Notwithstanding anything to the contrary contained herein, each Transferred Worker, who is not subject to an employment contract with Buyer or its Affiliates, shall be employed by Buyer or its Affiliates on an at will basis and nothing shall prohibit Buyer or its Affiliates from terminating such employment at any time after the Transfer Date of any such Transferred Worker.
          (c) Benefits. Buyer or its Affiliates shall permit each Transferred Worker to participate, on the same basis that similarly situated employees of Buyer or its Affiliates participate, in the employee benefit plans, policies, practices, arrangements and programs regularly made available to the employees of Buyer and its Affiliates who hold similar positions.

          (d) Sellers’ Benefit Plans. No assets or Liabilities with respect to any Transferred Worker shall be transferred as a result of this Agreement from any benefit arrangement of either Seller to that of Buyer, including, without limitation, any employee benefit arrangements of either Seller for health, medical, dental, disability and workers compensation benefits, any bonus and incentive compensation benefits, any pension, retirement or deferred compensation benefits, and any stock option or other equity based award plans, to any plan maintained or established by Buyer. As of the Closing Date, the Transferred Workers shall cease to participate as active employees, but may continue participation, if eligible, as permitted by either Seller’s or their Affiliates’ applicable employee benefit plans and arrangements as former employees, in any and all benefit arrangements of Sellers.
          (e) COBRA. In no event shall Buyer be responsible for providing group health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any “qualifying event” (as defined under COBRA) with respect to any of the Business Personnel who is not a Transferred Worker and any qualifying beneficiary of any such Business Personnel. In no event shall Buyer also be responsible for providing COBRA coverage for each Transferred Worker and any qualifying beneficiary of any Transferred Worker electing such coverage in connection with such Transferred Worker’s termination of employment with Sellers to accept employment with Buyer or otherwise in connection with the Closing. Buyer shall be responsible for providing COBRA coverage for each Transferred Worker and any qualified beneficiary of any Transferred Worker who becomes entitled to such COBRA coverage as a result of a qualifying event that occurs after such Transferred Worker commences employment with Buyer.
          (f) Retained Employee Liabilities. Buyer shall not assume, and Sellers shall indemnify and hold harmless Buyer with respect to, all Liabilities relating to Sellers’ employee benefit arrangements, including, without limitation, all Liabilities arising under Sellers’ employee benefit arrangements for health, medical, dental, disability and workers compensation benefits, accrued and unpaid bonus and incentive compensation for any year (or portion thereof) prior to the Transfer Date, and any unfunded pension, retirement or deferred compensation benefits. Buyer shall not assume any other employment-related Liabilities (i) with respect to each employee and former employee of the Business who does not become a Transferred Worker and (ii) with respect to each Transferred Worker, to the extent that such Liabilities arise, accrue or are incurred before the Transfer Date of such Transferred Worker (the “Retained Worker Liabilities”).
          (g) Non-Solicitation of Seller’s Employees in the Event of Termination. In the event that the transaction contemplated by this Agreement is not consummated for any reason, Buyer shall refrain from soliciting and/or employing any of either Seller’s employees for a period of two years after the date that this agreement is terminated, provided, however, nothing contained herein shall prohibit Buyer or its Affiliates from employing any of either Seller’s employees that respond to Buyer’s or its Affiliates advertisements for employment directed to the public.
     §17. Closing Deliveries by Sellers or Buyer.

          (a) At the Closing, each Seller shall deliver or cause to be delivered, the following closing documents:
               (i) Closing Statement. A Closing statement showing the Purchase Price and all charges or credits to Buyer or Sellers provided for herein.
               (ii) Officer’s Certificates. The certificate described in §14(b) and a certificate certifying that such Seller has fulfilled all pre-Closing covenants and conditions. .
               (iii) Deeds. Good and sufficient limited warranty deeds, which shall be in a form and substance reasonably satisfactory to Buyer, conveying good and marketable title to the Fee Property to Buyer, free and clear of all Encumbrances, except for Permitted Encumbrances.
               (iv) Required Consents. Sellers shall deliver written evidence that all Required Consents have been obtained.
               (v) Knowledge Certificate. Sellers shall deliver to Buyer certificates of those individuals listed in Schedule 46(tt) representing that they have no Knowledge of any information that could make any of the representation or warranties contained herein which are qualified by “knowledge” untrue or incorrect.
               (vi) Good Standing Certificate. Each Seller shall deliver to Buyer a certificate of good standing or existence from its state of formation, as the case may be, dated not more than ten (10) days prior to the Closing Date.
               (vii) Bank Accounts. Sellers shall deliver proper documentation and bank account signature cards to Buyer to transfer the bank accounts listed in Schedule 17(a)(vii) to the custody and control of Buyer.
               (viii) Uniform Commercial Code. Seller shall deliver to Buyer Uniform Commercial Code search certificates and lien search certificates reflecting that the Assets are free and clear of all Encumbrances except Permitted Encumbrances or, to the extent such Encumbrances are reflected in such search certificates, appropriate releases of such Encumbrances in recordable form.
               (ix) Inventory. Sellers shall deliver to Buyer a report prepared by Doug Mann showing the quantity and types of Inventory stored and located at the various Arizona facilities as of the Closing Date.
               (x) Regulatory Approvals. To the extent obtained by Sellers, orders from the ACC approving the sale of the Assets.
               (xi) Tariffs. To the extent obtained by Sellers and necessary, assignments of any Arizona Public Utility Tariffs.

               (xii) Schedules. Updated Schedules as of the Closing Date.
               (xiii) Schedule of Accounts Receivable. A schedule of the Accounts Receivable on the books of the Sellers as of the Closing Date.
               (xiv) Bill of Sale. A good and sufficient general conveyance, assignment and assumption and bill of sale, in a form reasonably acceptable to Buyer, conveying all of each Seller’s right, title and interest in and to the Assets free and clear of all Encumbrances, except for Permitted Encumbrances.
               (xv) Certificates of Title. Certificates of title to any motor vehicles, rolling stock and trailers included as part of the Equipment, duly endorsed for transfer to Buyer free and clear of all Encumbrances.
               (xvi) Contracts. Good and sufficient assignments and assumptions of the Assumed Contracts, which shall be in form and substance reasonably acceptable to the Buyer.
               (xvii) Resolutions. Resolutions of the board of directors of each Seller authorizing the execution and delivery of this Agreement by such Seller and the performance of its obligations hereunder, certified by the secretary of such Seller.
               (xviii) Non-Foreign Seller Affidavit. An affidavit from each Seller that such Seller is not a non-resident “alien”, “foreign corporation”, “foreign partnership”, “foreign trust” or "foreign estate” within the meaning of the Internal Revenue Code and Regulations thereunder, executed by the president of such Seller.
               (xix) Incumbency Certificate. A duly executed incumbency certificate from the corporate secretary of each Seller attesting to the authenticity of any officer of such Seller executing documents at Close.
               (xx) Assignment of Office Lease. Sellers shall deliver to Buyer a duly executed copy of an assignment of the office lease between Seller and Cornerstone, L.P. for the office located in Payson, Arizona (the “Office Lease”).
               (xxi) Other Documents. Such other Closing documents, certificates and opinions as may be reasonably requested by Buyer or its counsel to confirm the validity and enforceability of the Sellers’ obligations.
          (b) Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following Closing documents:
               (i) Closing Statement. A Closing statement showing the Purchase Price and all charges or credits to Buyer or Sellers provided for herein.

               (ii) Bill of Sale. An executed counterpart to the Bill of Sale described in §17(a)(xv), above.
               (iii) Contracts. An executed counterpart to the assignment and assumption of Assumed Contracts described in §17(a)(xvi), above.
               (iv) Officers’ Certificate. The certificate described in § 15(b) and a certificate certifying that Buyer has fulfilled all pre-Closing covenants and conditions.
               (v) Resolutions. Resolution of the General Partner of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the secretary of the General Partner of Buyer.
               (vi) Purchase Price. The wire bank transfer of the Purchase Price.
               (vii) Other Documents. Such other Closing documents, certificate and opinions as may be reasonably requested by Sellers or their counsel to confirm the validity and enforceability of the Buyer’s obligations.
               (viii) Knowledge Certificate. Buyer shall deliver to Sellers certificates of those individuals listed in Schedule 46(tt) representing that they have no Knowledge of any information that could make any of the representation or warranties contained herein which are qualified by “knowledge” untrue or incorrect.
     §18. Further Assurances. At or after the Closing Date, the parties shall prepare, execute and deliver such further instruments of conveyance, sale, assignment, assumption or transfer, and shall take or cause to be taken such other or further action as either party shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Assets or to consummate in any other manner, the terms and conditions of this Agreement.
     §19. Termination.
          (a) Termination by Buyer. This Agreement may be terminated and cancelled prior to the Closing by the Buyer if: (i) (A) any of the representations or warranties of either Seller contained in this Agreement shall prove to be inaccurate in any material respect; or, any covenant, agreement, obligation, or condition to be performed or observed by either Seller under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement (without regard to whether such failure to perform or observe is material for purposes under any other provision in this Agreement), and (B) such inaccuracy or failure shall not have been cured within fifteen (15) Business Days after written notice of such occurrence from Buyer to Sellers; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; (iii) there has been a Material Adverse

Change in the condition of the Assets or Business; or (iv) the ACC fails to approve the transfer of the Assets pursuant to the terms of this Agreement or issue Buyer a Certificate of Public Convenience within twelve (12) months following the execution of this Agreement.
          (b) Termination by Sellers. This Agreement may be terminated and cancelled prior to the Closing by Sellers if: (i) (A) any of the representations or warranties of Buyer contained in this Agreement shall prove to be inaccurate in any material respect (without regard to whether such inaccuracy is material for purposes under any other provision in this Agreement), or any covenant, agreement, obligation, or condition to be performed or observed by Buyer under this Agreement has not been performed or observed in any material respect at or prior to the time specified in this Agreement (without regard to whether such failure to perform or observe is material for purposes under any other provision in this Agreement), and (B) such inaccuracy or failure shall not have been cured within fifteen (15) Business Days after written notice of such occurrence from Sellers to Buyer; (ii) any permanent injunction or other order of a court or other competent authority preventing consummation of the transactions contemplated by this Agreement shall have become final and nonappealable; or (iii) the ACC fails to approve the transfer of the Assets pursuant to the terms of this Agreement or issue Buyer a Certificate of Public Convenience within twelve (12) months following the execution of this Agreement.
          (c) Closing Date. This Agreement may be terminated and cancelled prior to the Closing by either Buyer or Sellers if the Closing shall not have occurred on or before the date that is twelve (12) months from the date hereof.
          (d) Mutual Agreement. This Agreement may be terminated and cancelled prior to Closing by mutual agreement of the Parties, provided, however, no Party may exercise any right of termination pursuant to this Agreement if the event giving rise to such termination right resulted from the failure by such Party to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by such Party prior to the Closing.
          (e) Effect of Termination. If this Agreement is terminated pursuant to § 19 or otherwise pursuant to the terms hereof, this Agreement shall become void and of no further force or effect, except for the provisions of §10(j), §11(aa), §26, §38, §41 and §42, which shall, except to the extent otherwise specifically provided, survive such termination and continue in full force and effect). If this Agreement is terminated pursuant to the provisions hereof, nothing herein shall relieve any Party from Liability for any willful breach of this Agreement occurring prior to such termination.
     §20. Removal of Decals, Logos and Signs. As soon as practicable after the Closing Date, Buyer shall cease to use and shall remove or cause to be removed the names and marks used by Sellers and their affiliates and all variations and derivatives thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of such names, marks, and logos whether as identification for the Assets or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Assets and any consents related thereto. In the event Buyer has not completed such removal within one hundred eighty (180) calendar days after the Closing Date, Sellers shall have the right, but not the obligation, to cause such removal and Buyer shall reimburse Sellers for any costs or expenses reasonably incurred by Sellers in connection therewith.
     §21. Indemnification. The representations and warranties of the parties set forth in this Agreement shall survive the Closing for the time periods set forth in §21(d) below. The parties shall have the following indemnification obligations:
          (a) Sellers Indemnification Obligation. Subject to the amount limitation set forth in §21(c) below and subject to the time periods set forth in §21(d) below, Sellers, jointly and severally, shall indemnify and save harmless Buyer its general and limited partners and Affiliates, and their respective directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) against and from any and all Claims arising directly or indirectly out of:
               (i) either Seller’s conduct of the Business and ownership of the Assets prior to the Closing, or any other Liabilities of either Seller (not otherwise assumed by Buyer under the terms of this Agreement), including, but not limited to, any Environmental Condition resulting from the ownership, use, condition or operation of the Assets by either Seller prior to the Closing Date and any Unassumed Liability;
               (ii) Any breach of any representation or warranty by either Seller or any other document or instrument delivered by or on behalf of either Seller to Buyer pursuant to this Agreement;
               (iii) Any failure by either Seller to perform and observe all obligations, covenants and conditions to be performed or observed by such Seller under this Agreement (whether such failure is innocent, negligent, or intentional); and
               (iv) Any Excluded Asset.
          (b) Buyer Indemnification Obligation. Subject to the amount limitation set forth in §21(c) below and subject to the time periods set forth in §21(d) below, Buyer shall indemnify and save harmless each Seller and their Affiliates, and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) against and from any and all Claims arising directly or indirectly out of:
          (i) Buyer’s conduct of the Business and ownership of the Assets after the Closing;
          (ii) Any failure by Buyer to pay any Assumed Liability or to perform any obligations assumed by Buyer pursuant to this Agreement.
          (iii) Any breach of any representation or warranty by Buyer or any other document or instrument delivered by or on behalf of Buyer to Sellers pursuant to this Agreement; and

               (iv) Any failure by Buyer to perform and observe all obligations, covenants and conditions to be performed and observed by Buyer under this Agreement (whether such failure is innocent, negligent, or intentional).
          (c) Amount Limitations. Notwithstanding the foregoing to the contrary, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to indemnification hereunder with respect to an indemnifiable Claim (whether the Claim is asserted by party to this Agreement or by a third party) unless the aggregate amount of the Claim or Claims for indemnity exceeds a $150,000 deductible, and the Indemnifying Party shall be liable only for amounts in excess of this deductible. In determining the amount of such losses, damages, and liabilities associated with any Claims there shall be deducted the amount, if any, of available insurance with respect to the event giving rise to such losses, damages, or liabilities.
          (d) Expiration of Indemnity Obligations. Notwithstanding the foregoing to the contrary, the Parties’ obligations of indemnity with respect to matters set forth in §21(a)(ii), §21(a)(iii), §21(b)(iii) and §21(b)(iv) shall terminate fifteen (15) months after the Closing Date. The obligations of indemnity with respect to matters set forth in §21(a)(i), §21(b)(i) and §21(b)(ii) shall not expire. If prior to the date of such termination a notice of a Claim is given, then the party giving notice shall not be precluded from pursuing that Claim following the expiration of such fifteen (15) month period.
          (e) Indemnification for Third Party Claims.
               (i) In the event that any Claim for which either Seller, on the one hand, or Buyer, on the other hand (each an “Indemnifying Party”), could be liable to the other Parties or another indemnified Person (each collectively, an “Indemnified Party”) under this §21 is asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall notify the Indemnifying Party of such Claim within the time periods specified in §21(d) hereof, specifying the nature of and specific basis for such Claim and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”); provided, however, that no failure or delay in the giving of such Claim Notice shall relieve the Indemnifying Party of any Liability hereunder. The Indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claim; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial to the defense of such Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Claim or demand and except as hereinafter provided, then the Indemnifying Party shall have the right, at its own expense and after reasonable coordination with the Indemnified Party, to assume the defense of any such Claim either directly or through its insurer. In such case, but subject to the next section below, (i) the Indemnifying Party shall control the course of and make all decisions concerning any such proceeding, select and employ counsel (with the approval of the Indemnified Party, not to be unreasonably withheld), and expeditiously settle or prosecute such proceeding to a final conclusion, and (ii) the Indemnified Party may participate in, but not control, any such defense or settlement at its own cost and with its own counsel, and (iii) if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the third-party Claim or any cross-complaint against any Person. To the extent the Indemnifying Party elects not to assume the defense of any Claim, the Indemnified Party shall, at the cost and for the account of the Indemnifying Party, assume all obligations with respect thereto and shall take such prudent steps as may be required in connection therewith as though the indemnities did not exist and such Claim were the Indemnified Party’s responsibility. In such case, the Indemnified Party shall have the right with respect to any Claim for which it is assuming the defense to choose counsel and make decisions regarding any such proceeding, provided that it shall keep the Indemnifying Party advised with respect thereto. Subject to §21(e)(iii) below, the Indemnifying Party shall be bound by any and all rulings, judgments, compromises and settlements reached by the Indemnified Party in good faith.
               (ii) If a Party becomes an Indemnified Party, it shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party and permit the Indemnifying Party reasonable access to the Indemnified Party’s books, records, facilities and employees for the purpose of permitting the Indemnifying Party to perform its obligations under this Section §21; provided, however, that the Indemnified Party shall not be required to disclose to the Indemnifying Party any documents or correspondence covered by the attorney-client privilege or the work product doctrine, except pursuant to a joint defense agreement. To the extent that any documents or correspondence are covered by the attorney-client privilege or the work product doctrine, the Indemnified Party shall notify the Indemnifying Party if the Indemnified Party seeks to protect such privilege with respect to third parties. The Indemnified Party shall disclose to the Indemnifying Party the non-privileged contents of any such documents or correspondence. If requested by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall negotiate in good faith a joint defense agreement with respect to the matter that is the subject of the privileged communication or work product.
               (iii) No third-party Claim may be made the subject of a consent decree or otherwise settled or compromised by an Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. No consent decree or other settlement or compromise of any such Claim involving (A) the entry of a plea of guilty or nolo contendere to any criminal charge, or (B) any admission of responsibility for which the Indemnified Party could be held criminally liable, may be entered into without the prior written consent of the Indemnified Party. Any consent decree or other settlement or compromise affecting Buyer’s ownership, operation or use of the Assets shall require the prior consent of Buyer, which shall not be unreasonably withheld.
          (f) No Setoff. There shall be no right of set off with respect to amounts payable as a result of a Claim for indemnity against any amount owed to the party which is required to provide indemnification pursuant to this Agreement.
          (g) [INTENTIONALLY OMITTED].

          (h) Mitigation. The Indemnified Party shall use commercially reasonable efforts to mitigate all losses relating to a Claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third persons and other rights at law or equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any losses from a Claim for which indemnification would otherwise be due, and the Indemnifying Party shall reimburse the Indemnified Party for the Indemnified Party’s reasonable expenditures in undertaking the mitigation.
          (i) Damage Limitation for Third Party Claims. Notwithstanding anything to the contrary contained herein, in the event of a third party Claim, no Party (including an Indemnified Party) shall be entitled to recover from any other party (including an Indemnifying Party) for any losses, damages liabilities, obligations, payments, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorneys’ fees incurred by such Party. Each of Buyer and Sellers waive any right to recover from the other Party punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to any third party claim unless Buyer or Sellers, as the case may be, are liable to a third party for such incidental, special, exemplary and consequential damages and Buyer or Sellers, as the case may be, are required to indemnify such Party for the same. Additionally, the amount of any damage resulting from a third party claim shall be offset by (i) the net tax effect of such damages actually realized by the party receiving an indemnification payment hereunder on account of such damages and provided that such net amount shall be increased to give effect to the income Taxes attributable to the receipt of any such indemnification payment, or (ii) any amounts received by the Indemnified Party from any third-party (including insurers or sureties) with respect to such damages. Damages resulting from a breach of this contract by Buyer or Seller shall be governed by §42.
          (j) No amount shall be recovered from a Party (including an Indemnified Party) for the breach or inaccuracy of such party’s representations, warranties, covenants or agreements, or for any other matter, to the extent that the other party had knowledge of such breach or inaccuracy at or prior to the Closing, nor shall the other Party be entitled to rescission with respect to any such matter.
     §22. Notices. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when: (a) delivered personally to an officer of that party, or (b) deposited in the United States mail, first class, postage prepaid, express mail service, addressed to that party at the following address or at any other address hereafter designated by that party in writing to the party giving notice:
Notice to Sellers:
Energy West, Incorporated and Energy West Propane Inc.
Attention David A. Cerotzke
President and Chief Executive Officer
P.O. Box 2229

Great Falls, MT 59403
with a copy to:
Dworken & Bernstein Co., L.P.A.
c/o Melvyn E. Resnick, Esq.
60 South Park Place
Painesville, OH 44077
Notice to Buyer:
SemStream, L.P.
Attention: Larry C. Payne, President
6120 South Yale
Suite 700
Tulsa, OK 74136
with a copy to:
Hall, Estill, Hardwick, Gable, Golden
Attention: Michael D. Cooke
320 South Boston
Suite 400
Tulsa, OK 74103
     §23. Cooperation and Preservation of Books and Records. The Parties shall provide such assistance to each other as the other Party may reasonably request in connection with the preparation of any Tax Return required to be filed with respect to the Business, any audit or other examination by a taxing authority, any judicial or administrative proceeding relating to Liability for federal, foreign, state or local Taxes, or any claim for refund in respect of such Taxes. The Parties shall retain, and upon request provide, any records or information that may be reasonably relevant to such return, audit, examination, proceeding, or claim. Such assistance shall include, but is not limited to, (b) making employees or counsel available at and for reasonable times to provide additional information and explanation of any material to be provided hereunder and (c) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, furnishing access to, and permitting the copying of any records, returns, schedules, documents, work papers or other relevant materials which might reasonably be expected to be of use in connection with such return, audit, examination, proceeding, or claim.
     The Parties recognize that the Parties and their respective Affiliates may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the other Parties; therefore, the Parties shall (a) use commercially reasonable efforts to properly retain and maintain such records until the 30th day following the last date on which the period to which such records relate is subject to audit, and (b) subject to the right of each Party to refrain from disclosing or making available any proprietary information, any written or oral communications that are subject to the attorney-client privilege and any documents that are covered by the work product doctrine, allow the requesting Party and its respective agents and other representatives, at times and dates mutually acceptable to the Parties, to inspect, review, and make copies of such records as the requesting Party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the requesting Party’s expense.
     §24. Receipts and Expenses. Save and except for the provision of §10(i), all monies, proceeds, receipts, credits and income attributable to the Business and the Assets (“Receipts”) (a) for all periods of time from and after or attributable to the periods of time after the Closing Date, shall be the sole property and entitlement of Buyer, and, to the extent received by either Seller or any of their Affiliates, shall be promptly accounted for and transmitted to Buyer and (b) for all periods of time prior to or attributable to the period of time prior to the Closing Date, shall be the sole property and entitlement of Sellers and, to the extent received by Buyer, shall be promptly accounted for and transmitted to Sellers. All invoices, direct costs, expenses, disbursements and payables attributable to the Business and the Assets (“Expenses”), (d) for all periods from and after the Closing Date, shall be the sole obligation of Buyer, and Buyer shall promptly pay, or if paid by either Seller, promptly reimburse such Seller for same and (e) for all periods prior to the Closing Date, shall be the sole obligation of Sellers, and Sellers shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for same except for any expense which is an Assumed Liability, in which case such expense shall be paid by Buyer after the Closing.
     §25. Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets shall be apportioned as of the Closing Date between Sellers and Buyer determined by prorating such Property Taxes on a daily basis over the entire tax period. Buyer shall pay or cause to be paid, when due, to the taxing authorities all Property Taxes relating to the tax period during which the Closing Date occurs. Buyer shall send to Sellers a statement that apportions the Property Taxes as of the Closing Date between Sellers and Buyer based upon Property Taxes actually invoiced and paid to the taxing authorities by Buyer for the tax year that includes the Closing Date. This statement shall be accompanied by proof of Buyer’s actual payment of such Property Taxes for such tax year. Within five (5) days of receipt of such statement and proof of payment, Sellers shall reimburse Buyer for its pro-rated portion of such Property Taxes.
     §26. Governing Law. All questions concerning the validity or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance under this Agreement shall be construed and resolved under the laws of Arizona, exclusive of conflicts of law.
     §27. Recording and Transfer Fees. Except as otherwise provided in this Agreement, each party shall pay its own costs and expenses in connection with the negotiation, execution and consummation of this Agreement. All recording fees, transfer taxes, and fees and expenses relating to the conveyances, assignments and transfers under this Agreement shall be paid by Buyer.
     §28. Execution of Documents. Each Party to this Agreement and its successors and assigns shall execute, acknowledge or verify and deliver any and all documents which from time to time may be reasonably requested by any other party to this Agreement to carry out the purposes and intent of this Agreement.
     §29. Severability. The intention of the Parties to this Agreement is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If any court of competent jurisdiction determines it is impossible to construe any provision of this Agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.
     §30. Non-waiver. No failure by any Party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the Parties at variance with any provision of this Agreement affect, or constitute a waiver of, any Party’s right to demand strict compliance with all provisions of this Agreement.
     §31. No Third Party Benefit. Except as expressly set forth in § 21 with respect to Buyer Indemnified Parties and Seller Indemnified Parties, this Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective successors and assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.
     §32. [INTENTIONALLY OMITTED]
     §33. Complete Agreement. This document (including its schedules and exhibits), contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, or agreements relating to the subject matter of this Agreement, including without limitation the letter of intent between the parties dated May 25, 2006. No changes to this Agreement shall be made or be binding on any party unless made in writing and signed by each party of this Agreement. The date of this Agreement shall be deemed to be the date the last party executed this Agreement.
     §34. [INTENTIONALLY OMITTED]
     §35. Numbers. In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular.

     §36. Section Headings. The subject headings of the Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the construction or interpretation of any of its provision.
     §37. Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Sellers, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Sellers hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.
     §38. Attorneys’ Fees. Each party shall be responsible for their own legal fees with regard to the preparation and negotiation of this Agreement, including but not limited to those regulatory legal fees incurred by each party under §11(b) and §12(c) of this Agreement.
     §39. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns, but except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Seller or Buyer without the prior written consent of either Buyer or Sellers, as applicable, and any such assignment that is not consented to shall be null and void; provided, however, that Buyer may assign its rights under this Agreement to acquire the Regulated Business and/or the Non-Regulated Business, upon notice to Sellers to (a) an Affiliate of Buyer, provided said Affiliate is financially capable of performing the obligations under this Agreement.
     §40. Counterparts; Exhibits. This Agreement may be executed in one or more counterparts (delivery of which may be made by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All attachments, schedules and exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.
     §41. Publicity. Prior to making any public announcement with respect to the transactions contemplated hereby, each Party shall consult with the other Party and to use reasonable efforts to agree upon the text of a proposed joint announcement or obtain the other party’s approval of the text of such announcement (which approval shall not be unreasonably withheld); provided, however, that any Party may make such disclosures or statements as it reasonably believes may be required by applicable Legal Requirements, including any rules or regulations of any stock exchange.
     §42. Limitation of Liability for Breach of Contract. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY HERETO BE LIABLE TO ANY OTHER HEREUNDER FOR EXEMPLARY, PUNITIVE, INDIRECT,

SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, ARISING DIRECTLY OR INDIRECTLY FROM, INCIDENT TO, OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, REGARDLESS OF SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR DEFECT IN PREMISES, EQUIPMENT OR MATERIAL, AND REGARDLESS OF WHETHER PRE-EXISTING THIS AGREEMENT. This §42 shall in no way limit or qualify the Parties’ indemnification obligations under §21 with respect to Claims made against any Party by a third Person. Notwithstanding the foregoing, in the event this transaction does not close due to a breach by Buyer, Sellers shall be entitled to recover from Buyer the difference between the Purchase Price calculated pursuant to §5 hereof and any lower purchase price that Sellers subsequently obtain from the sale of the Assets and the Business; provided such sale (i) is to a non-Affiliated party of Sellers, (ii) is conducted in good faith and in a commercially reasonable manner and (iii) is closed within twenty-seven (27) months of the date of the termination of this Agreement as a result of such breach.
     §43. Schedules. In the event information from one schedule is also appropriate to be included on another schedule, such information need not be repeated and a reference to the other schedule will have the same effect as if the information were specifically repeated on that schedule.
     §44. Qualification as to All Representations, Warranties and Schedules. Except for the representations and warranties given in Sections 11(a), (b), (c), (s), (z) and (aa), all representations and warranties made by Sellers herein and all information contained in the Schedules and Exhibits attached hereto shall pertain and be limited to the Business only. Seller shall have no obligation to disclose any information or to make any representations or warranties regarding any of Seller’s other businesses.
     §45. Injunctive Relief. In the event of a breach or threatened breach by either Seller or Buyer of the provisions of this Agreement, Sellers and Buyer agree that the non breaching Party shall be entitled to equitable relief, including an injunction and specific performance, alone or in combination, in addition to all other remedies available at law or in equity to such Party in the event of any breach of the provisions of this Agreement by the other Party or any of its Affiliates. If a court exercising applicable jurisdiction determines that a Party is entitled to such injunctive or equitable relief, such Party or Parties against whom relief is sought agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.
     §46. Definitions. Each capitalized term used herein shall have the meaning given such term as set forth below:
          (a) “ACC” shall have the meaning given such term in § 10(d).
          (b) “Adjusted Working Capital” shall have the meaning given such term in §5.
          (c) “Affiliate” shall mean, with respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.
          (d) “Agreement” shall have the meaning given such term in the introductory paragraph hereof.
          (e) “Assets” shall have the meaning given such term in § 1.
          (f) “Assumed Contracts” shall have the meaning given such term in § 1(i).
          (g) “Background Information” shall have the meaning given such term in the Statement of Agreement section.
          (h) “Base Value” shall have the meaning given such term in § 5.
          (i) “Books of Account” shall have the meaning given such term in § 1(k).
          (j) “Business” shall have the meaning given such term in the Background Information § hereof.
          (k) “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in Payson, Arizona are required or authorized by a Legal Requirement to be closed.
          (l) “Buyer” shall have the meaning given such term in the introductory paragraph hereof and shall also include any Affiliate of Buyer that becomes a party hereto by Buyer assigning it rights hereunder to such Affiliate.
          (m) “Buyer Organizational Documents” shall have the meaning given such term in § 10(a).
          (n) “Cash Collateral” shall have the meaning given such term in § 11(w).
          (o) “Certificates of Public Convenience and Tariffs” shall have the meaning given such term in § 1(e).
          (p) “Claims” shall mean any and all claims, notices, actions, suits, injunctions, citations, directives, summons, investigations, or other demands or proceedings, whether in the nature of judicial or prejudicial proceedings, arbitration or mediation proceedings, made or brought against a Person for recovery of Damages.
          (q) “Closing” shall have the meaning given such term in § 9.
          (r) “Closing Date” shall have the meaning given such term in § 9(b).
          (s) “COBRA” shall have the meaning given such term in § 16(e).
          (t) [INTENTIONALLY OMITTED].
          (u) “Current Liabilities” shall mean as of the Closing Date the value of Seller’s accounts payable and accrued expenses with respect to the Business; the amounts so determined are to be reduced for the following items not to be assumed by the Buyer (but only to the extent they have been included in the calculation of Current Liabilities): income taxes payable and accrued expenses for insurance premiums and property taxes.
          (v) “Customer Service Deposits” shall have the meaning given such term in § 7.
          (w) [INTENTIONALLY OMITTED].
          (x) [INTENTIONALLY OMITTED].
          (y) “Encumbrances” shall mean any lien, mortgage, deed of trust, pledge, charge, security interest, conditional sales arrangement, defect in title, option, preferential purchase right, right of first refusal, restriction on transferability or other encumbrance or title imperfection, including any restriction on the exercise of any attributes of ownership.
          (z) “Energy West Arizona Division” shall have the meaning given such term in the Background Information section.
          (aa) “Energy West, Incorporated” shall mean Energy West, Incorporated, a Montana corporation.
          (bb) “Energy West Propane, Inc.” shall mean Energy West Propane, Inc., a Montana corporation.
          (cc) “Environmental Condition” shall mean any environmental condition or circumstance, including a Release of or the presence of Hazardous Materials, at or caused by any of the Assets.
          (dd) “Environmental Legal Requirements” shall mean any and all Legal Requirements relating to the protection or conservation of human health or safety (whether of Seller’s and its Affiliates’ employees, Buyer’s and its Affiliates’ employees, members of the public, the public at large, or otherwise, but only as to such matters as arise out of exposure to Hazardous Materials or a Release of Hazardous Materials) or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, The Oil Pollution Act of 1990, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Toxic Substances Control Act, as amended, and other environmental conservation or protection laws.
          (ee) “Environmental Liability” shall mean any Liability, known or unknown, resulting from, relating to or arising out of an Environmental Condition.
          (ff) “Environmental Permits” shall mean any and all permits, licenses, approvals, exemptions or authorizations, and any amendments, modifications, terminations, renewals or updates thereof required under Environmental Legal Requirements in connection with the ownership or operation of the Assets.
          (gg) “Equipment” shall have the meaning given such term in § 1(c). (hh) “Excluded Assets” shall have the meaning given such term in § 2.

          (ii) “Expenses” shall have the meaning given such term in § 24.
          (jj) “Fee Property” shall have the meaning given such term in § 1(f).
          (kk) “Goodwill” shall have the meaning given such term in § 1(l).
          (ll) “Governmental Entity” shall mean any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America, any foreign country, tribal, state, county, municipality or local governmental body or political subdivision.
          (mm) “Guaranties” shall have the meaning set forth in § 11(v).
          (nn) “Hazardous Materials” shall mean (a) any hazardous materials, hazardous wastes, solid wastes, hazardous substances or toxic substances, as those or similar terms are defined under any Environmental Legal Requirements; (b) any medical, infectious or special wastes, as those or similar terms are defined under any Environmental Legal Requirements; (c) any asbestos, whether friable or non-friable; (d) any polychlorinated biphenyls (“PCBs”) or PCB-containing materials; (e) radon gas; and (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof.
          (oo) “Improvements” shall have the meaning given such term in § 1(h).
          (pp) “Indemnified Party” shall have the meaning given such term in §21(e).
          (qq) “Indemnifying Party” shall have the meaning given such term in §21(e).
          (rr) [INTENTIONALLY OMITTED].
          (ss) “Inventory” shall have the meaning given such term in §1(j).
          (tt) “Knowledge” means a party shall be deemed to have Knowledge of a particular fact or matter if any individual listed in Schedule 46(tt) has actual awareness of such fact or matter or if any such individual could have learned of such fact or matter by reviewing the books, records and other files of the party or from a physical inspection of the Assets, provided, however, that no such physical inspection shall require any party to conduct invasive testing, environmental assessments, surveys of real property, or any review of Legal Requirements for which written notice of a violation was not previously received.
          (uu) “Leases” shall have the meaning given such term in §1(g).
          (vv) “Legal Requirements” shall mean (a) any and all laws, statutes, codes, rules, regulations, ordinances, judgments, orders, writs, decrees, requirements or determinations of any Governmental Entity, and (b) to the extent not covered by clause (a) immediately above, any and all requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals granted by any Governmental Entity, it being understood that the term “Environmental Legal Requirements” is included within the scope of the term “Legal Requirements.”
          (ww) “Letters of Credit” shall have the meaning set forth in §11(u).
          (xx) “Liability” shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any

Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, whether existing prior to or after the Closing Date.
          (yy) [INTENTIONALLY OMITTED].
          (zz) “Material Adverse Change” shall have the meaning given such term in §14(e)
          (zz-1) “Non-Regulated Business” shall have the meaning given such term in the Background Information section of this Agreement.
          (zz-2) “Non-Required Consent” shall mean any consent or approval that is required to be obtained from any third party to consummate the transaction contemplated by this Agreement, the failure of which would not result in a Material Adverse Change in the Business or the Assets.
          (aaa) “Offeree” and “Offerees” shall have the meaning given such terms in §16(b).
          (bbb) “Office Lease” shall have the meaning given such term in §17(a)(xx).
          (ccc) “Party(ies)” shall mean Buyer or Seller individually and Buyer and Seller collectively.
          (ddd) “Permits” shall have the meaning given such term in §1(d).
          (eee) “Permitted Encumbrances” shall mean (i) liens for real estate taxes, assessments, or other governmental charges or levies not yet due; (ii) applicable zoning laws and any restrictions of record; (iii) any liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates; (iv) any liens, existing at the time of acquisition by Seller, upon real estate or rights in or relating to real estate acquired by Seller for transmission, distribution or right-of-way purposes; (v) easements or reservations of record in any real property of Seller; (vi) any obligations or duties, affecting the property of Seller, to any municipality or public authority with respect to any franchise, grant, license or permit; (vii) defects in titles to rights-of-way for transmission and distribution pipelines located within any public or private property; (viii) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provisions of law, and (ix) any liens contained in transportation, production handling, and other similar agreements being assumed by Buyer.
          (fff) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other legal entity or organization, including any Governmental Entity.
          (ggg) “Pipeline System” shall have the meaning given such term in §1(a).
          (hhh) “Post-Closing Working Capital Calculation” shall have the meaning given such term in §6.
          (iii) “Prepaids” shall have the meaning given such term in §1(o).
          (jjj) “Property Taxes” shall have the meaning given such term in §25.

          (jjj-1) “Purchased Accounts Receivable” shall have the meaning give such term in §1(n).
          (kkk) “Purchase Price” shall have the meaning given such term in §5.
          (lll) “Purchased Accounts Receivable” shall have the meaning given such term in §1(m).
          (mmm) “Real Property” shall have the meaning given such term in §1(g).
          (nnn) “Receipts” shall have the meaning given such term in §24.
          (ooo) “Regulated Business” shall have the meaning given such term in the Background Information section.
          (ppp) “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment.
          (qqq) “Required Consents” shall be limited to those waivers, approvals, consents that need to be obtained from third parties in order to consummate the transaction contemplated by this Agreement which are set forth in Schedule 45(qqq).
          (rrr) “Retained Worker Liabilities” shall have the meaning given such term in §16(f).
          (sss) “Rights of Way” shall have the meaning given such term in §1(b).
          (ttt) “Seller” shall have the meaning given such term in the introductory paragraph hereof.
          (uuu) “Seller Organizational Documents” shall have the meaning given such term in §11(a) hereof.
          (vvv) [INTENTIONALLY OMITTED].
          (www) “SemStream, L.P.” shall mean SemStream, L.P., a Delaware limited partnership.
          (xxx) “Taxes” shall mean any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, leases, service, service use, withholding, payroll, property, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any and all penalties, additions to tax, or additional amounts with respect thereto; provided, however, that the term “Taxes” shall not include Transfer Taxes.
          (yyy) “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          (zzz) “Trade Names” shall have the meaning given such term in §1(p).
          (aaaa) “Transfer Date” shall have the meaning given such term in §16(b).

          (bbbb) “Transfer Taxes” shall mean any sales, use, transfer, excise, stock, stamp, document, filing, recording, authorization and similar taxes, fees and charges levied by a Governmental Entity.
          (cccc) “Transferred Worker” shall have the meaning given such term in §16(b).
          (dddd) “Unassumed Liability” shall have the meaning given such term in §3.
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     IN WITNESS WHEREOF, Buyer and Sellers have caused this Agreement to be duly executed as of the date first above written.

SELLERS:

ENERGY WEST INCORPORATED

By:	/s/ David A. Certozke

David A. Certozke, President
Dated: July 17, 2006

ENERGY WEST PROPANE, INC.

By:	/s/ David A. Certozke

David A. Certozke, President
Dated: July 17, 2006

BUYER:

SEMSTREAM, L.P., by
SemOperating G.P., L.L.C.,
its general partner

By:	/s/ Larry C. Payne

Larry C. Payne, President of SemStream
Dated: July 17, 2006